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                                                                 Exhibit 10.7



                             WATER SUPPLY AGREEMENT


                                 by and between


                               AES RED OAK, L.L.C.


                                       and


                              BOROUGH OF SAYREVILLE















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                                TABLE OF CONTENTS



ARTICLE I DEFINITIONS.......................................................1


ARTICLE II SUPPLY OF UNTREATED WATER........................................4

   SECTION 2.1       WATER SUPPLY...........................................4
   SECTION 2.2       COMPENSATION...........................................5
   SECTION 2.3       MINIMUM BILL AMOUNT....................................6
   SECTION 2.4       SERVICE INTERRUPTIONS..................................7

ARTICLE III INFRASTRUCTURE AND REAL ESTATE RIGHTS...........................8

   SECTION 3.1       CONCERNING THE LAGOON WATER PIPELINE, LAGOON PUMPING
                     STATION AND SAYREVILLE INTERCONNECTION NUMBER 2........8
   SECTION 3.2       OPERATION AND MAINTENANCE OF INFRASTRUCTURE............9
   SECTION 3.3       INFRASTRUCTURE STUDIES AND ADDITIONS..................10
   SECTION 3.4       CAPITAL IMPROVEMENTS..................................10

ARTICLE IV ADDITIONAL OBLIGATIONS OF THE PARTIES...........................11

   SECTION 4.1       ADDITIONAL OBLIGATIONS OF THE BOROUGH.................11
   SECTION 4.2       ADDITIONAL OBLIGATIONS OF AES.........................12

ARTICLE V FORCE MAJEURE....................................................13

   SECTION 5.1       FORCE MAJEURE.........................................13

ARTICLE VI TERM............................................................13

   SECTION 6.1       TERM..................................................13
   SECTION 6.2       EARLY TERMINATION FOR EVENT OF DEFAULT................14

ARTICLE VII MISCELLANEOUS..................................................15

   SECTION 7.1       AMENDMENT, ETC........................................15
   SECTION 7.2       ASSIGNMENT............................................15
   SECTION 7.3       COOPERATION IN FINANCING..............................15
   SECTION 7.4       NOTICES, ETC..........................................15
   SECTION 7.5       INFORMATION SHARING...................................16
   SECTION 7.6       COOPERATION RELATED TO THE WATER SUPPLY AGREEMENT.....16
   SECTION 7.7       SEVERABILITY..........................................16
   SECTION 7.8       BINDING EFFECT........................................16
   SECTION 7.9       GOVERNING LAW.........................................16
   SECTION 7.10      HEADINGS..............................................16
   SECTION 7.11      EXECUTION IN COUNTERPARTS.............................16
   SECTION 7.12      WAIVER OF JURY TRIAL..................................17

ARTICLE VIII REPRESENTATION AND WARRANTIES OF THE PARTIES..................17

   SECTION 8.1       REPRESENTATIONS AND WARRANTIES OF THE BOROUGH.........17
   SECTION 8.2       REPRESENTATIONS AND WARRANTIES OF AES.................18


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                             WATER SUPPLY AGREEMENT

         WATER SUPPLY AGREEMENT (this "AGREEMENT"), dated as of December 22, 1999, by and between AES Red Oak, L.L.C. ("AES") and the Borough of Sayreville (the "BOROUGH"). Both AES and the Borough are hereinafter sometimes referred to as a "PARTY" and, collectively as the "PARTIES."

         WHEREAS, AES is developing a power generation facility (as further defined below, the "PROJECT") which will provide substantial benefits for the State of New Jersey and the Borough of Sayreville.

         WHEREAS, the Borough owns and operates a raw water system; and

         WHEREAS, the Borough is willing to provide and AES is willing to accept, in each case pursuant to the terms of this Agreement, Untreated Water

         NOW THEREFORE, the Parties hereto, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, do hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         "BOROUGH'S FACILITY" means the raw water facilities owned and operated by the Borough located in the Borough of Sayreville, New Jersey, which will supply Untreated Water under and in accordance with the terms of this Agreement.

         "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which banking institutions are authorized or obligated by law or executive order to close in the City of New York or the State of New Jersey.

         "CAPITAL IMPROVEMENTS" means any new equipment or facilities, or replacement of existing equipment or facilities (in either case such as force main piping or pumps) and relevant related items necessary to ensure that the Infrastructure is capable of supplying Untreated Water to the Point or Points of Delivery in the quantities specified in this Agreement.

         "COMMENCEMENT NOTICE" means a written notice from AES to the Borough specifying that delivery of Untreated Water is to commence in accordance with the terms of this Agreement.

         "CONTRACT YEAR" means each period of one year with the first Contract Year beginning six months after the delivery of a Commencement Notice. The final Contract Year shall end on the day on which this Agreement is terminated.

         "DUHERNAL O&M RATE" shall have the meaning given that term in Section 2.2(d).


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         "DUHERNAL PAST ACQUISITION RATE" shall have the meaning given that term in Section 2.2(d).

         "DUHERNAL WATER" means untreated water originating from the Duhernal acquifer and transported through the Duhernal Water Pipeline.

         "DUHERNAL WATER RATE" shall have the meaning given that term in Section 2.2(d).

         "DUHERNAL WATER PIPELINE" means the existing 30-inch pipeline which transports Duhernal water and part of which is located adjacent to the Project site.

         "EXCESS WATER" shall have the meaning given that term in Section
2.1(d).

         "FINANCING PARTIES" shall mean those Persons (other than AES) party to the loan contracts, promissory notes, documents, guarantee contracts, mortgages, pledges, subordination contracts, assignment contracts, subscription contracts, capital contribution contracts, indenture agreements and other documents related to the acquisition of debt (whether senior or subordinate) and capital to carry out the Project, including any modification, extension, renewal, refinancing or replacement of the same.

         "FORCE MAJEURE" means an event beyond the reasonable control, and not attributable to the negligence or willful misconduct, of the Party affected, including but not limited to the following: flood; earthquake; storm; lightning; fire; explosion; war; riot; civil disturbance; strike; sabotage; or electrical outage; provided, however, that Force Majeure shall not include any equipment failure due to normal wear and tear or due to neglected maintenance or repair.

         "GOVERNMENTAL APPROVAL" means any law, rule or regulation of any Governmental Authority and any authorization, consent, approval, license, franchise, lease, ruling, permit (including but not limited to any National Pollutant Discharge Elimination System (NPDES) permit), tariff, rate, certification, exemption, filing or registration by or with any Governmental Authority (including, without limitation, zoning variances, special exceptions and non-conforming uses) relating to the construction, ownership, operation or maintenance of the Project, the Lagoon Water Pipeline, the Sayreville Interconnection Number 2 or the Borough's Facility (including those relating to Untreated Water), as the case may be.

         "GOVERNMENTAL AUTHORITY" means any national, federal, state, provincial, departmental or municipal government or any political subdivision thereof, and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any other governmental entity with authority over any aspect of the construction or operation of the Project, the Pipeline or the Borough's Facility, but excluding in each case the Borough.

         "INDUSTRIAL CUSTOMERS" means Borough water customers that purchase or contract for the purchase of 100,000 gallons or more per day of water.


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         "INFRASTRUCTURE" means the Lagoon Water Pipeline, Lagoon Pumping
Station, and Sayreville Interconnection Number 2.

         "INITIAL PAYMENT" means the payment to be made pursuant to Section 2.2(a).

         "LAGOON PUMPING STATION" means the pumping station to be located at the Lagoons which shall consist of pumps, force main piping and other facilities necessary to pump Untreated Water from the Lagoons to the Project with a design capacity of 3500 gallons per minute rate, and including separate electric metering equipment to measure the consumption of electricity by the equipment comprising the pumping station.

         "LAGOON WATER PIPELINE" means the approximately 0.5 mile pipeline, and ancillary facilities required, together with the Lagoon Pumping Station, to connect the Project with the Borough's Facility for the purpose of delivery of Untreated Water in accordance with this Agreement. The Pipeline will be comprised of, among other things, an approximately 18" diameter force main piping.

         "LAGOONS" means the lagoons just north of Bordentown Avenue which hold South River Water and from which South River Water will be provided to the Project.

         "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, or other unincorporated organization, governmental body, instrumentality or agency, or other entity of any kind.

         "POINT OR POINTS OF DELIVERY" means the point or points where the Lagoon Water Pipeline and the Duhernal Water Pipeline, including any Capital Improvements thereto, are physically connected to the Project, which location(s) shall be at or inside the border of AES' property and which shall be as otherwise agreed to by the Parties.

         "PROJECT" means the power generation facility to be constructed in the Borough of Sayreville, New Jersey, including any Untreated Water supply facilities installed by AES on AES' side of the Point of Delivery.

         "PROJECT FINANCIAL CLOSING" means the date AES obtains an initial drawdown on the debt financing for the construction of the Project. AES agrees to provide written notice to the Borough within thirty (30) days after AES obtains such initial drawdown.

         "REAL ESTATE RIGHTS" means those interests in real estate of a recordable and insurable nature, including but not limited to fee interests, easements and rights of way and any other interests in real estate reasonably acceptable to AES including revocable or irrevocable licenses, necessary or desirable for construction, maintenance and operation of the Lagoon Water Pipeline, the Lagoon Pumping Station and the Sayreville Interconnection Number
2. All Real Estate Rights shall be in the name of the Borough and shall explicitly provide for a right of access to AES or its contractors or agents in order to carry out AES' rights or obligations under this Agreement.


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         "SAYREVILLE INTERCONNECTION NUMBER 2" means the approximate 18"
pipeline from the Duhernal Water Pipeline to the Project's site boundary and related facilities necessary to make a connection to the Duhernal Water Pipeline at a point near the Project site.

         "SHORTFALL NOTICE" shall have the meaning given that term in Section
2.3.

         "SOUTH RIVER O&M RATE" shall have the meaning given that term in
Section 2.2(b).

         "SOUTH RIVER PAST INFRASTRUCTURE RATE" shall have the meaning given that term in Section 2.2(b).

         "SOUTH RIVER WATER" means water pumped from the South River to the Lagoons or otherwise obtained from the South River for purposes of delivering Untreated Water to the Project.

         "SOUTH RIVER WATER RATE" shall have the meaning given that term in
Section 2.2(b).

         "TREATED WATER" means potable water.

         "UNTREATED WATER" refers to Duhernal Water, South River Water, and other untreated water available to the Borough that is suitable for use by the Project with the equipment and treatment facilities installed for making use of Duhernal Water or South River Water.

         "UPGRADES" shall have the meaning given that term in Section 3.3 (b).

                                  ARTICLE II

                            SUPPLY OF UNTREATED WATER

         SECTION 2.1  WATER SUPPLY.

         Subject to the terms hereof, the Borough agrees to sell and deliver and AES agrees to purchase and receive the Untreated Water requirements of the Project.

         (a) Except as provided in Section 2.1(b), the Borough will provide AES with South River Water, which shall be drawn by the Lagoon Pumping Station and transported by the Lagoon Water Pipeline to the Project at a suitable Point or Points of Delivery. Subsequent to completion of the Lagoon Water Pipeline and promptly following delivery of a Commencement Notice and throughout the Term of this Agreement, the Borough shall use all reasonable efforts acting as a reasonable and prudent operator, to make available to AES a supply of South River Water, in quantities up to 4.6 million (4,600,000) gallons per day and 1533 million (1,533,000,000) gallons per year. The Borough will use all reasonable efforts, acting as a reasonable and prudent operator, to maintain the Lagoons' water level at elevation twenty-nine (29) feet to the greatest extent possible when water is available from the South River. The Borough anticipates that the water level in the Lagoons will be drawn down to a water level below this level during periods of South River withdrawal limitations. The Borough shall not sell

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South River Water to new Industrial Customers after signing this agreement if doing so would prevent or hinder supplying AES with the quantities of South River Water specified. Nothing in this Agreement shall limit any water supply to the Borough's water treatment facilities used for producing Treated Water and supplying Treated Water to Borough customers.

         (b) AES shall be supplied with South River Water except when the Lagoons' water level is below 20 feet and South River Water is unavailable due to low flow or chloride limitations as specified by the NJ Department of Environmental Protection, or when the water in the Lagoons is necessary to ensure the supply of Treated Water to Borough customers. If South River Water is not available for the foregoing reasons or in the event of Force Majeure or mechanical failure that prevents the supply of South River Water, the Borough will provide AES with notice (written or oral) and will supply AES with Duhernal Water or other water supply suitable for use by the Project in quantities up to
4.6 million (4,600,000) gallons per day. Duhernal Water shall be transported to a suitable Point of Delivery within the boundaries of the Project by the Sayreville Interconnection Number 2.

         (c) Actual acceptances of Untreated Water by AES may be less than the maximum allowed, and actual usage will vary according to the electric dispatch of the Project, weather conditions and electrical outages (forced or scheduled). Title and risk of loss of Untreated Water shall pass to AES upon AES's receipt of such Untreated Water at the Point of Delivery. Until such time as title to Untreated Water passes to AES, the Borough shall bear risk of loss of and be responsible for the Untreated Water.

         (d) The Borough shall have the right to substitute other Untreated Water for South River Water or Duhernal Water for its own operating purposes. If South River Water would otherwise be available in the event of a substitution, then the South River Water Rate shall apply to all such Untreated Water. If South River Water would otherwise not be available in the event of a substitution, then the Duhernal Water Rate shall apply to all such Untreated Water.

         (e) The Borough shall use reasonable efforts to comply with requests by AES for Untreated Water in excess of the amounts specified in Section 2.1(a) and 2.1(b) above ("EXCESS WATER") and any acceptances of Excess Water shall be in accordance with the terms of this Agreement, including but not limited to
Section 2.2.

         (f) Solely for informational purposes, AES shall from time to time notify the Borough of its anticipated Untreated Water needs and the Parties shall work together in good faith to coordinate the timing of delivery of Untreated Water in accordance with such notice and the other terms of this Agreement. Subject to the requirements of applicable Governmental Approval and prudent practice, the Borough shall use its best efforts to coordinate any transmission of Untreated Water so as to maximize the quantity of Untreated Water made available to AES with due regard to the timing of the Project's Untreated Water requirements.

         SECTION 2.2  COMPENSATION.

         (a) As consideration for the Borough's agreement to supply AES with Untreated Water, AES will pay the Borough, at the Project Financial Closing, one hundred and fifty

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thousand dollars ($150,000) ("INITIAL PAYMENT"). Such amount will be a credit to
AES and will be used to offset the cost of water purchased during the Project's start-up and testing phase and the first year of the Project's operation.

         (b) AES will pay the Borough monthly for all South River Water delivered to the relevant Point of Delivery during the prior month. The base rate for the South River Water supplied shall be two hundred and sixteen dollars ($216) per million gallons (the "South River Water Rate") which includes fifty three dollars ($53) per million gallons to cover the Operations, Maintenance and Administration costs (the "South River O&M Rate") and one hundred sixty three dollars ($163) per million gallons to cover past infrastructure costs (the "South River Past Infrastructure Rate").

         (c) The South River O&M Rate specified in Section 2.2(a) above is stated as of April 1, 1999. During the Term such rate shall be subject to escalation equal to the weighted average (based on number of customers) percentage changes in water rates after April 1, 1999 that apply to all other Borough water customers, or, if the parties so elect, any other mutually agreeable escalation index.

         (d) AES will pay the Borough monthly for all Duhernal Water delivered to the relevant Point of Delivery during the prior month. The base rate for Duhernal aWter supplied shall be $932 per million gallons (the "Duhernal Water Rate") which includes seven hundred eighty five dollars ($785) per million gallons to cover the Operations, Maintenance and Administration costs (the "Duhernal O&M Rate") and one hundred forty seven dollars ($147) per million gallons to cover the acquisition costs (the "Duhernal Past Acquisition Rate").

         (e) The Duhernal O&M Rate specified in Section 2.2(e) above is stated as of April 1, 1999. During the Term such rate shall be subject to escalation equal to the weighted average (based on number of customers) percentage changes in water rates after April 1, 1999 that apply to all other Borough water customers, or, if the parties so elect, any other mutually agreeable escalation index.

         (f) If the Borough incurs additional costs from Middlesex Water Company as a result of the Borough providing AES with Duhernal Water, AES shall be responsible for paying to the Borough any such additional costs. The Borough shall provide reasonable evidence to AES that any such additional costs have been incurred by the Borough.

         (g) All Treated Water supplied to the Project shall be at the Borough's normal rates for such water.

         SECTION 2.3  MINIMUM BILL AMOUNT

         In respect of each Contract Year starting with the first Contract Year, there shall be a "Minimum Bill Amount". The Minimum Bill Amount for each Contract Year shall be three hundred thousand dollars ($300,000) per year with one twelfth (1/12) of such amount paid each month (the "Minimum Monthly Amount"), adjusted by the aggregate of the following:


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         (a) For the first Contract Year only, reduced by an amount equal to the Initial Payment.

         (b) Reduced by an amount equal to the quantity of Untreated Water which would have been delivered but for a service interruption by the Borough times the South River Water Rate.

         (c) Starting with the eighth Contract Year and with six months prior written notice, AES shall have the right to reduce the Minimum Bill Amount for any Contract Year so long as the annual quantity to be provided by the Borough is reduced by 5.11 million gallons for each one thousand dollar ($1000) reduction in the Minimum Bill Amount. The maximum reduction of the Minimum Bill Amount shall be limited to fifteen percent (15%) of the Minimum Bill Amount per Contract Year until the commencement of the twentyfirst Contract Year at which time there shall be no limit to the reduction.

         (d) Subject to availability from the Borough, AES shall have the right to increase the Minimum Bill Amount for any Contract Year so long as the annual quantity to be provided by the Borough is increased by 5.11 million gallons for each one thousand dollar ($1000) increase in the Minimum Bill Amount.

         SECTION 2.4  SERVICE INTERRUPTIONS.

         Upon the event of a temporary interruption or curtailment in Untreated Water delivery attributable to a break in the Infrastructure, the Borough and AES shall discuss and agree the best way to make the repairs and restore full service. If it is decided that the Borough shall make the repairs, then the Borough shall have a reasonable period of time to make needed repairs and to restore full service. The Borough shall provide a "SHORTFALL NOTICE" upon the interruption or curtailment of Untreated Water under this Section. If the Borough fails to restore full service within a reasonable period of time, the following provisions shall apply:

         (a) AES has the right, but not the obligation, to contract with such contractors as reasonably approved by the Borough from time to time to step in and remedy the interruption or curtailment, with the good faith cooperation and under the direction of the Borough engineer or other duly appointed official of the Borough.

         (b) All reasonable costs associated with the taking of actions under
Section 2.4 will be borne by AES.


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                                  ARTICLE III

                      INFRASTRUCTURE AND REAL ESTATE RIGHTS

         SECTION 3.1 CONCERNING THE LAGOON WATER PIPELINE, LAGOON PUMPING STATION AND SAYREVILLE INTERCONNECTION NUMBER 2.

         (a) The Borough shall be solely responsible for the design of the Lagoon Water Pipeline, the Lagoon Pumping Station (which shall be capable of pumping to both AES and the Borough's water treatment facilities) and the Sayreville Interconnection Number 2, but its designs shall be consistent with standard water system practice. As soon as is reasonably practical following the execution of this Agreement and from time to time thereafter as is reasonably necessary, the Parties shall meet to discuss the design of the Lagoon Water Pipeline, the Lagoon Pumping Station and the Sayreville Interconnection Number
2. AES shall have the right to review and comment on the design of the Lagoon Water Pipeline, the Lagoon Pumping Station and the Sayreville Interconnection Number 2, and the Borough will consider in its final designs those comments that are in accordance with prudent practice and applicable Government Approvals. AES will pay the Borough, in advance and in accordance with Borough procedures, for the reasonable cost and expenses of designing the Lagoon Water Pipeline, Lagoon Pumping Station and the Sayreville Interconnection Number 2 (including reasonable costs and expense of legal counsel and technical advisors approved by AES in writing.)

         (b) The Borough shall be solely responsible for obtaining all Government Approvals necessary in connection with the construction, siting, ownership and operation of the Lagoon Water Pipeline, Lagoon Pumping Station and Sayreville Interconnection Number 2. AES shall compensate the Borough for the reasonable costs of obtaining the needed Government Approvals, (including reasonable costs and expense of legal counsel and technical advisors approved by AES in writing.)

         (c) The Borough and AES shall cooperate in good faith to obtain the necessary Real Estate Rights for the construction, operation and maintenance of the Lagoon Water Pipeline, the Lagoon Pumping Station and the Sayreville Interconnection Number 2. If necessary, the Borough shall exercise its power of eminent domain to obtain needed Real Estate Rights with all costs born by AES.

         (d) AES will be responsible for obtaining the Real Estate Rights and for paying the costs of constructing and installing the Lagoon Water Pipeline, Lagoon Pumping Station, and the Sayreville Interconnection Number 2 (including where applicable the reasonable costs and expense of the Borough's legal counsel and technical advisors). Those Real Estate Rights which the Borough owns or controls shall be provided by the Borough at a nominal cost.

         (e) Upon the completion of the Lagoon Water Pipeline, the Lagoon Pumping Station, and the Sayreville Interconnection Number 2, AES shall provide the Borough with prompt written notice. Upon the Borough's receipt of written notice, the Parties shall execute such agreements and documents as shall be necessary to evidence the Borough's ownership of the

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Lagoon Water Pipeline, the Lagoon Pumping Station and the Sayreville
Interconnection Number 2. The Borough shall not be required to pay any compensation in exchange for obtaining ownership of the Lagoon Water Pipeline, Lagoon Pumping Station and the Sayreville Interconnection Number 2.

         (f) AES shall be responsible for selecting a reputable contractor for the construction of the Lagoon Water Pipeline, Lagoon Pumping Station and Sayreville Interconnection Number 2. Such contractor shall be experienced in the construction of similar water facilities and shall be acceptable to the Borough engineer (such acceptance not to be unreasonably withheld). All costs associated with the construction and construction inspection of the Lagoon Water Pipeline, Lagoon Pumping Station and Sayreville Interconnection Number 2 shall be borne by AES.

         SECTION 3.2  OPERATION AND MAINTENANCE OF INFRASTRUCTURE.

         (a) The Borough shall operate and maintain all Infrastructure necessary to supply South River Water and Duhernal Water up to the Project boundary in a workmanlike manner, consistent with prudent practices and shall continuously maintain the Infrastructure in good operating condition and in compliance with all Governmental Approvals applicable to the Infrastructure. Such operation and maintenance shall be accomplished in a manner so as to minimize to the maximum extent practicable any disruption or interruption in the services to be provided under this Agreement.

         (b) AES shall own and maintain, on its side of the Point or Points of Delivery, metering equipment to measure the delivery of Untreated Water from each source to the Point of Delivery and shall transmit a signal of the meter measurements to the Borough SCADA system. The Borough will use the information from this signal to compile a bill, and both the Borough and AES shall keep records of the daily amount of Untreated Water delivered from each source to the Point of Delivery in accordance with this Agreement. At least once every five years, or more frequently if either Party reasonably requests, and with at least one week prior written notice to the other Party, AES shall test the accuracy of the metering equipment, at which time the Borough shall have the right to be present. If such test indicates that the metering equipment is not measuring accurately, AES shall recalibrate or replace the metering equipment and, if appropriate, a billing adjustment shall be made.

         (c) The Borough shall own and maintain metering equipment to measure the delivery of Untreated Water to the Point or Points of Delivery. The Borough may elect to read the meters monthly to confirm the quantities of Untreated Water supplied from each source. At least once every five years, or more frequently if requested by either Party, and with at least one week prior written notice to the other Party, the Borough shall test the accuracy of the metering equipment, at which time AES shall have the right to be present. If such test indicates that the metering equipment is not measuring accurately, the Borough shall recalibrate or replace the metering equipment.

         (d) In addition to the amounts specified in the Section 2, AES shall reimburse the Borough for the maintenance and replacement costs of the Lagoon Water Pipeline, Sayreville Interconnection Number 2, and the Lagoon Pumping Station that service AES. AES shall also

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reimburse the Borough for the cost of electricity consumed by the Lagoon Pumping
Station in providing water to AES, as measured by the electricity meters included at the Lagoon Pumping Station. AES may elect to test the electricity meters at its own expense with prior written notice to the Borough who shall have the right to be present during the test. If such test indicates that the metering equipment is not measuring accurately, the Borough shall request that the utility company repair or replace such meters and make equitable billing adjustments which, if made, shall be passed on to AES.

          SECTION 3.3  INFRASTRUCTURE STUDIES AND ADDITIONS

         (a) AES will pay for infrastructure studies, at actual cost subject to a mutually agreed cap to assess the feasibility, cost, schedule and benefits of:

             (i) Installing a new pipeline from the existing South River Pipeline to a point above the Duhernal dam; and

             (ii) Improving the existing South River intake structure to increase South River Water withdrawal capability.

         (b) AES will have the right to choose to pay for the upgrades, improvements, and/or new infrastructure identified in the infrastructure studies (the "Upgrades"), in exchange for the right to enjoy the benefits allowed with their implementation. If other users (other than the Borough using the Upgrades for making Treated Water) benefit from any such Upgrades, then such other users shall pay a pro rata portion, based on volume of water used, of the costs. Such pro rata amount shall be used to pay for the Upgrades and reduce the amount AES shall pay by an equivalent amount; or if the Upgrades have previously been paid for by AES, the pro rata amount shall be paid to AES.

          SECTION 3.4  CAPITAL IMPROVEMENTS

         (a) In the event the Borough or AES reasonably determines that Capital Improvements to the Infrastructure are required, such Party shall notify the other Party and the Parties shall meet in good faith to determine the scope of such Capital Improvements.

         (b) AES shall determine if it would be more cost effective or expeditious for it or a contractor, as opposed to the Borough, to implement the Capital Improvements agreed upon in accordance with Section 3.4(a).

         (c) In the event AES determines to implement the Capital Improvements itself or through a contractor reasonably acceptable to the Borough, AES or such contractor shall coordinate with the Borough in order to ensure the minimum disruption of the Parties' activities. The Borough agrees to use its best efforts to assist AES or such contractor in completing the Capital Improvements and agrees to promptly execute such documents and instruments as may be necessary or desirable to complete the Capital Improvements.


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         (d) In the event AES determines that it would be more cost effective or expeditious for the Borough to implement the Capital Improvements, AES shall give the Borough written notice to that effect. Upon receipt of such notice the Borough shall use its best efforts to promptly implement the Capital Improvements with the minimum disruption of the Parties' activities; PROVIDED, that prior to implementing such Capital Improvements the Borough shall provide to AES a budget and work plan (including timetable) for the implementation of the Capital Improvements.

         (e) AES shall bear its own costs and expenses in connection with the implementation of the Capital Improvements. In addition, AES shall reimburse the Borough for its reasonable costs and expenses in connection with the implementation of the Capital Improvements including all necessary inspections.

         (f) In the event that AES causes damage to the Capital Improvements or Infrastructure while constructing, installing, operating, maintaining or repairing the Project, AES shall restore or pay the Borough to restore, at the Borough's election, the Capital Improvements or Infrastructure as nearly as possible to its condition prior to such damage. The provisions of this Section 3.4(f) are subject to all applicable laws of the State of New Jersey (including those that relate to municipality authorities).

                                   ARTICLE IV

                      ADDITIONAL OBLIGATIONS OF THE PARTIES

          SECTION 4.1  ADDITIONAL OBLIGATIONS OF THE BOROUGH.

          (a) At the earliest opportunity after the execution of this Agreement, the Borough will use its best efforts to amend its existing permit, which limits pumping from the Lagoons to one million (1,000,000) gallons per/day, or to change or secure any other permit or approval necessary to allow it to meet its obligations to supply Untreated Water under this Agreement. The Borough shall keep AES informed of the status of the requested permit amendment and other permit or approval related efforts.

         (b) Promptly upon obtaining knowledge thereof, the Borough shall provide AES with oral notice (followed by prompt written confirmation) or written notice of any violation of applicable Governmental Approvals relating to the Borough's Facility.

         (c) Promptly after submission thereof to the applicable Governmental Authority, the Borough shall provide AES with a copy of any report, filing, notice, request for variance or similar document filed with or submitted to a Governmental Authority that relates to the Borough's Facility.

          d) Not later than the fifteenth day of each month following the commencement of delivery of Untreated Water or at such other time as required in accordance with this Agreement, the Borough shall provide to AES a written invoice specifying in reasonable detail (including the method of calculation of any amounts invoiced) the amount claimed by the Borough from AES in accordance with this Agreement. Undisputed amounts set forth in any invoice shall be due and payable by AES not later than 30 days following receipt of such invoice.

         (e) The Borough shall, upon prior written or oral request therefore, provide AES, the Financing Parties and each of their respective agents and representatives with escorted access during normal business hours to the Borough's Facility, any infrastructure owned by the Borough and the other property of the Borough as may be reasonably requested in connection with the development, financing, construction, operation and maintenance of the Project. The Borough shall, upon prior written or oral request therefore, provide AES, the Financing Parties and each of their respective agents and representatives with access during normal business hours to (and the right to reproduce) the Borough's books and records (including books and records relating to Governmental Approvals and compliance therewith) as may be reasonably necessary in connection with the development, financing, construction, operation and maintenance of the Project with all costs to be borne by AES.

         (f) Upon the reasonable request of AES, the Borough shall, at the cost and expense of AES, execute such additional certificates, documents, instruments, agreements and take such actions as may be reasonably required to give effect to the terms and conditions of this Agreement.

         (g) The Borough shall use all reasonable efforts to secure, as soon as possible, documentation from Middlesex Water Company that states that the Borough will not incur additional charges as a result of the Borough providing AES with Duhernal Water. If such documentation cannot be secured, the Borough shall use all reasonable efforts to minimize incurring additional charges as a result of the Borough providing AES with Duhernal Water.

         SECTION 4.2  ADDITIONAL OBLIGATIONS OF AES.

         (a) Promptly upon obtaining knowledge thereof, AES shall provide the Borough with oral notice (followed by prompt written confirmation) written notice of any violation by the Borough of applicable Governmental Approvals relating to Untreated Water delivery by the Borough in accordance with this Agreement.

         (b) Not later than the fifteenth day of each month following the commencement of delivery of Untreated Water or at such other time as required in accordance with this Agreement, AES shall provide to the Borough a written invoice specifying in reasonable detail (including the method of calculation of any amounts invoiced) the amount claimed by AES from the Borough in accordance with this Agreement. Undisputed amounts set forth in any invoice shall be due and payable by the Borough not later than 30 days following receipt of such invoice.

         (c) Upon the reasonable request of the Borough, AES shall, at its cost and expense, execute such additional certificates, documents, instruments, agreements and take such actions as may be reasonably required to give effect to the terms and conditions of this Agreement.

                                   ARTICLE V

                                  FORCE MAJEURE

         SECTION 5.1  FORCE MAJEURE.

         If either Party shall be unable to carry out any obligation under this Agreement due to Force Majeure, this Agreement shall remain in effect, but such obligation shall be suspended for the period necessary as a result of the Force Majeure, PROVIDED, THAT:

         (a) the non-performing Party gives the other Party written notice not later than forty-eight (48) hours after the occurrence of the Force Majeure describing the particulars of the Force Majeure, including but not limited to the nature of the occurrence and the expected duration of the disability, and continues to furnish timely regular reports with respect thereto during the period of Force Majeure and the disability;

         (b) the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure; and

         (c) the non-performing Party uses its best efforts to remedy its inability to perform.

         Notwithstanding the foregoing, the settlement of strikes, lockouts, and other labor disputes shall be entirely within the discretion of the affected Party, and such Party shall not be required to settle any strike, lockout or other labor dispute on terms which it deems inadvisable.

                                   ARTICLE VI

                                      TERM

         SECTION 6.1  TERM.

         (a) This Agreement shall take effect upon execution of the appropriate counterpart by each Party and, except as provided in Section 6.1(b), Section 6.1(c) or Section 6.2 below, shall remain in effect for a period of thirty (30) years (the "TERM"). Either Party may elect, to extend this Agreement for one (1) or more five (5) year terms (but in no event may the Parties between them extend the Agreement for more than a total of four (4)) successive five (5) year terms) by providing written notice to that effect to the other Party not later than one
(1) month prior to the expiration of the then effective Term. All references in this Agreement to the word "Term" shall mean the initial thirty (30) year Term as extended by the Parties.

         (b) This Agreement may be terminated by AES in its sole discretion (i) if AES is unable to obtain debt financing for the Project or (ii) if AES is unable to obtain all permits, licenses, and approvals necessary to construct and operate the Project. Termination under this Section 6.1(b) shall be effective upon the Borough's receipt of notice to that effect.

         (c) Either Party may terminate this Agreement if AES has not delivered a Commencement Notice on or prior to December 31, 2003. In the event a Commencement Notice is delivered subsequent to December 31, 2003, but prior to the delivery of written notice terminating this Agreement under this Section 6.1(c), this Section 6.1(c) shall become inapplicable.

         SECTION 6.2  EARLY TERMINATION FOR EVENT OF DEFAULT.

         (a) AES may terminate this Agreement (i) upon a Bankruptcy Event (as such term is defined in Section 6.2 (c)) of the Borough or (ii) if the Borough fails to perform or observe any of its material obligations under this Agreement within the time contemplated by this Agreement and such failure continues for a period of time greater than thirty (30) days from the Borough's receipt of notice thereof; PROVIDED, that if the Borough is diligently pursuing a cure of such failure and such failure is not capable of remedy within such thirty (30) day period, such thirty (30) day period shall be extended to such period of time as AES may agree in its sole discretion. For the avoidance of doubt, it is understood that the failure to provide Untreated Water shall be grounds for early termination under this Section; PROVIDED, that if the failure to provide Untreated Water is excused due to the occurrence of Force Majeure, AES may only terminate this Agreement if such Force Majeure continues for a period of time in excess of 60 days whether or not such failure is excused by the occurrence of such Force Majeure.

         (b) The Borough may terminate this Agreement (i) upon a Bankruptcy Event of AES or (ii) if AES fails to perform or observe any of its material obligations under this Agreement within the time contemplated by this Agreement and such failure continues for a period of time greater than thirty (30) days from the Borough's receipt of notice thereof; PROVIDED, that if AES is diligently pursuing a cure of such failure and such failure is not capable of remedy within such thirty (30) day period, such thirty (30) day period shall be extended to such period of time as the Borough may agree in its sole discretion. The foregoing notwithstanding, the Borough may not terminate this Agreement without first giving the Financing Parties written notice of the Borough's intention to terminate this Agreement and giving such Financing Parties an additional reasonable period of time (but in any event not less than an additional 90 days) to remedy the event giving rise to the right of the Borough to terminate this Agreement. AES covenants and agrees to give written notice to the Borough concerning the identities and contact information of the Financing Parties from time to time and the Borough shall only be obligated to provide the aforementioned notice to Financing Parties of which it has received notice.

         (c) For the purposes of this Agreement, Bankruptcy Event means, in respect of any Person, (1) such Person shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or substantially all of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as such debts become due, (iii) make a general assignment of the benefit of its creditors, (iv) commence a voluntary case under the Bankruptcy Code or any similar or corresponding insolvency law, (v) file a petition seeking to take advantage of any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against such Person in an involuntary case under the Bankruptcy Code or any similar or corresponding insolvency law, or (vii) take any other action for the purpose of effecting any of the foregoing; or (2) a proceeding or case shall be commenced without the application or consent of such Person in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution, winding-up, or the composition or readjustment of debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 90 or more consecutive days, or any order for relief against such Person shall be entered in an involuntary case under the Bankruptcy Code or any similar or corresponding insolvency law.

                                  ARTICLE VII

                                  MISCELLANEOUS

         SECTION 7.1  AMENDMENT, ETC.

         No amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed or consented to by the Parties and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 7.2  ASSIGNMENT.

         Neither Party may assign this Agreement without the prior written consent of the other Party; PROVIDED, HOWEVER, that AES may assign this Agreement to the Financing Parties without the prior written consent of the Borough.

         SECTION 7.3  COOPERATION IN FINANCING.

         The Borough agrees to cooperate from time to time with AES and the Financing Parties in connection with the financing of the Project. In furtherance thereof, the Borough agrees to enter into such consents to assignments or other agreements as AES or the Financing Parties may reasonably request and the Borough agrees to provide such certificates from its officers and such opinions of counsel (which may be outside counsel) as AES or the Financing Parties may reasonably request. AES agrees to reimburse the Borough for any costs and expenses reasonably incurred by the Borough in complying with its obligations under this Section 7.3, including the reasonable fees and expenses of counsel to the Borough.

         SECTION 7.4  NOTICES, ETC..

         All notices and other communications provided for hereunder shall be in writing (including by telecopier) and shall be mailed, telecopied or delivered, if to AES, to it at The AES Corporation, 1001 North 19th Street, Arlington, Virginia 22209 Attention: Project Manager; if to the Borough, to it at 167 Main Street, Sayreville, NJ 08872 Attention: Borough Clerk, as to each

Party, to it at such other address or telecopier number as designated by such Party in a written notice to the other Parties. All such notices and communications shall be deemed received, (a) if personally delivered, upon delivery, (b) if sent by first class mail, on the third business day following deposit into the mails and (c) if sent by telecopier, upon acknowledgment of receipt thereof by the recipient.

         SECTION 7.5  INFORMATION SHARING

         The Parties agree to keep each other informed of activities (their own or others), notices, or information related to the Water Supply Agreement.

         SECTION 7.6  COOPERATION RELATED TO THE WATER SUPPLY AGREEMENT

         The Parties agree to cooperate with each other, and with each other's agents or representatives in all matter related to the Water Supply Agreement.

         SECTION 7.7  SEVERABILITY.

         Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions of this Agreement or affecting the validity, enforceability or authorization of such provision in any other jurisdiction.

         SECTION 7.8  BINDING EFFECT.

         This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

         SECTION 7.9  GOVERNING LAW.

         This agreement shall be governed by, and construed in accordance with, the laws of the state of New Jersey without reference to the conflict of law principles thereof.

         SECTION 7.10  HEADINGS.

         The section and subsection headings used herein have been inserted for convenience of reference only and do not constitute matters to be considered in interpreting this Agreement.

         SECTION 7.11  EXECUTION IN COUNTERPARTS.

         This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         SECTION 7.12  WAIVER OF JURY TRIAL.

         The parties hereby knowingly, voluntarily and intentionally waive the right each may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this agreement and any agreements contemplated hereby to be executed in conjunction therewith, or any course of conduct, course of dealing, statements (whether oral or written) or actions of each party. This provision is a material inducement for the parties entering into this agreement.

                                  ARTICLE VIII

                  REPRESENTATION AND WARRANTIES OF THE PARTIES

         SECTION 8.1  REPRESENTATIONS AND WARRANTIES OF THE BOROUGH.

         The Borough hereby represents and warrants to and for the benefit of AES as follows:

         (a) ORGANIZATION AND QUALIFICATION. The Borough (i) is a governmental body, duly organized and validly existing under the laws of the State of New Jersey, with full right, power and authority under its organizational documents and under the laws of the State of New Jersey to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and (ii) has the power to carry on its business as now being conducted and as proposed to be conducted.

         (b) AUTHORIZATION AND ENFORCEABILITY. The Borough has taken all necessary action to authorize the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Borough and constitutes the legal, valid and binding obligation of the Borough enforceable in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and (ii) general equitable principles regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

         (c) NO CONFLICT. Neither the execution and delivery of this Agreement nor compliance with any of the terms and provisions hereof (i) contravenes any Governmental Approval applicable to the Borough or any of its respective properties or other assets, (ii) conflicts with, breaches or contravenes the provisions of the organizational documents of the Borough or any contractual obligation of the Borough, or (iii) results in the creation or imposition of any lien upon any of the property or assets of the Borough under, or in a condition or event that constitutes (or that, upon notice or lapse of time or both, would constitute) an event of default under any contractual obligation of the Borough.

         (d) GOVERNMENTAL APPROVALS. No Governmental Approval is required (other than those which have previously been obtained and are in full force and effect) to authorize, or is required in connection with the execution and delivery of this Agreement by the Borough.

         SECTION 8.2  REPRESENTATIONS AND WARRANTIES OF AES.

         AES hereby represents and warrants to and for the benefit of the Borough as follows:

         (a) ORGANIZATION AND QUALIFICATION. AES (i) is a limited liability company, duly organized and validly existing under the laws of the state of Delaware with full right, power and authority under its organizational documents and under the laws of the state of Delaware to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and (ii) has the power to carry on its business as now being conducted and as proposed to be conducted.

         (b) AUTHORIZATION AND ENFORCEABILITY. AES has taken all necessary action to authorize the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by AES and constitutes the legal, valid and binding obligation of AES enforceable in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and (ii) general equitable principles regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

         (c) NO CONFLICT. Neither the execution and delivery of this Agreement nor compliance with any of the terms and provisions hereof (i) contravenes any Governmental Approval applicable to AES or any of its respective properties or other assets, (ii) conflicts with, breaches or contravenes the provisions of the organizational documents of AES or any contractual obligation of AES, or (iii) results in the creation or imposition of any lien upon any of the property or assets of AES under, or in a condition or event that constitutes (or that, upon notice or lapse of time or both, would constitute) an event of default under any contractual obligation of AES.

         (d) GOVERNMENTAL APPROVALS. No Governmental Approval is required (other than those which have previously been obtained and are in full force and effect) to authorize, or is required in connection with the execution and delivery of this Agreement by AES.

         IN WITNESS HEREOF, the Parties hereto have each caused this Agreement to be executed by their duly authorized officers and attested on the date first above written.

                                            AES RED OAK, L.L.C.


Attest:


By:  /s/ Bart R. Rossi                    By:  /s/ Charles B. Falter
     --------------------------------          --------------------------------
     Name:  Bart R. Rossi                      Name:  Charles B. Falter
     Title: Vice President                     Title: Vice President



                                            BOUROUGH OF SAYREVILLE


Attest:


By:  /s/ Gladys R. Rzepka                 By:  /s/ James L. Zagata
     --------------------------------          --------------------------------
     Name: Gladys R. Rzepka                    Name:  James L. Zagata
     Title:  Municipal Clerk                   Title: Mayor